Exhibit 99.1
[West Marine Logo]

WEST MARINE REPORTS 65.9% INCREASE IN THIRD
QUARTER 2011 PRE-TAX EARNINGS

WATSONVILLE, CA, October 27, 2011 - West Marine, Inc. (Nasdaq: WMAR) today released unaudited operating results for the third quarter and first nine months of 2011.

2011 third quarter highlights:

▪	Income before taxes for the third fiscal quarter was $12.7 million, a $5.0 million, or 65.9%, increase compared to the same period last year.
▪	Net income for the third quarter was $11.2 million, or $0.48 per fully diluted share, compared to $7.4 million, or $0.32 per fully diluted share, last year, reflecting a 50.0% increase.
▪	Net revenues for the quarter were $180.3 million, an increase of 4.5% versus last year. Our comparable store sales were up 3.9%.
▪	Income before taxes for the first nine months was $40.4 million, a $6.2 million, or 18.1%, increase compared to the same period last year.
▪	Net income for the first nine months was $43.6 million, or $1.88 per fully diluted share, a 30.6% increase over the $33.0 million, or $1.44 per fully diluted share, in the same period last year.
▪	Included in year-to-date net income was a $4.8 million, or $0.21 per fully diluted share, income tax benefit related to the reversal of the majority of our tax valuation allowance.
▪	At the end of the quarter, we were debt-free, and we had a record cash balance of $44.1 million in addition to $98.0 million of availability under our revolving credit facility.
▪
West Marine is maintaining its previously issued 2011 full-year, pre-tax earnings guidance at a range from $18.5 million to $20.0 million, with fully-diluted earnings per share in a range from $1.05 to $1.16 per share, which includes the tax benefit mentioned above.

Geoff Eisenberg, Chief Executive Officer of West Marine, commented, “We are pleased with the solid results delivered during the third quarter, which fully met our expectations. We continue to be optimistic about our business, as exemplified by the upcoming opening, in just a few weeks, of our Super-Flagship store in Ft. Lauderdale, which will be almost twice as large as any store we’ve ever done.”

2011 third quarter results

Net revenues for the 13 weeks ended October 1, 2011 were $180.3 million, compared to net revenues of $172.5 million for the 13 weeks ended October 2, 2010. Revenues in the Stores segment were $163.8 million, up $6.4 million, or 4.1%, compared to the same period last year.  Comparable store sales grew 3.9% versus the same period a year ago. The primary driver of growth was increased sales to our Port Supply (wholesale) customers through our store locations as part of our ongoing efforts to better serve this group and to leverage our store facilities.  Revenues from stores opened in 2010 and the first nine months of 2011 contributed $8.5 million to Stores segment sales. The impact of stores closed during these same periods effectively reduced revenues by $7.0 million. The majority of the closures were a result of our on-going real estate optimization strategy to evolve into having fewer, larger stores.

Our Port Supply segment revenues, representing sales through our distribution centers, for the third quarter of 2011 were $7.0 million, an increase of $0.3 million, or 4.8%, compared to the same period last year. Our continued execution of real estate optimization, including adding hubs in our store locations that target and cater to Port Supply customers, continues to shift revenue from the Port Supply segment to the Stores segment. We believe our initiatives improve our service model to our wholesale customers.

Net revenues in the Direct Sales segment for third quarter of 2011 were $9.4 million, an increase of $1.0 million, or 11.8%, compared to the same period last year.  The primary driver for the increase was higher average order value for purchases through our website.

Gross profit for the third quarter was $54.7 million, an increase of $5.1 million compared to 2010. As a percentage of net revenues, gross profit increased by 1.6% to 30.3%, compared to gross profit of 28.7% last year. The increase in gross profit as a percentage of revenues resulted from a 0.5% improvement in shrink results and leveraging our relatively-fixed occupancy expense by 0.5% on the higher sales, a 0.4% improvement resulting from lower unit buying and distribution costs, and a 0.2% increase in raw product margin due to less promotional and clearance activity.

Selling, general & administrative (SG&A) expense for the quarter was $41.8 million, which was flat compared to last year.  As a percentage of revenues, SG&A decreased by 1.1% to 23.1%, on higher sales.  Lower accrued bonus expense as compared to last year was mostly offset by higher expense related to our information technology infrastructure.

Pre-tax income for the 13 weeks ended October 1, 2011 was $12.7 million, a $5.0 million, or 65.9%, increase from pre-tax income of $7.6 million last year.  Net income was $0.48 per share, a 50.0% increase compared to $0.32 per share last year.

2011 year-to-date results

Income before taxes for the 39 weeks ended October 1, 2011 was $40.4 million, an increase of $6.2 million, or 18.1%, versus $34.2 million for the comparable period in 2010.

Net revenues for the 39 weeks ended October 1, 2011 were $530.0 million, a 2.8% increase compared to net revenues of $515.5 million for the 39 weeks ended October 2, 2010. Comparable store sales increased 1.9% versus the same period a year ago. Sales to wholesale customers through our store locations were the primary driver of these increases for the nine-month period as well.

Gross profit for the 39 weeks ended October 1, 2011 was $164.2 million, an increase of $7.1 million compared to the same period for 2010. As a percentage of net revenues, gross profit increased by 0.5% to 31.0%, compared to gross profit of 30.5% for the same period last year. The increase in gross profit as a percentage of revenues primarily resulted from a reduction in unit buying and distribution costs by 0.3% and improvements in shrink by 0.2%.

SG&A expense for the 39 weeks ended October 1, 2011 was $123.3 million, an increase of $0.7 million, or 0.6%, compared to $122.6 million for the same period last year. SG&A as a percentage of revenues decreased by 0.5% to 23.3%.  Drivers of the higher expense included: $2.1 million in higher information technology expense, including the ongoing costs of implementation of our new point-of-sale and order entry systems and additional expense related to our information technology infrastructure; $0.6 million in marketing costs due to timing plus additional expense to support higher sales; $0.6 million in unfavorable foreign currency translation adjustments; and a $0.6 million increase in health care benefits costs, including higher year-over-year health care claims experience. These increases were partly offset by $3.4 million of lower accrued bonus expense as compared to last year.

Interest expense for the first nine months of 2011 was $0.7 million, an increase of $0.3 million from last year, reflecting higher commitment fees and higher average interest rates, even though debt levels were lower.

Income taxes for the first nine months of 2011 reflected a benefit of $3.3 million, and a benefit rate of 8.1% compared to a provision of $1.2 million and an effective tax rate of 3.4% for the same period last year. The benefit this year reflects the release during the second fiscal quarter of the majority of the valuation allowance against our net deferred tax assets compared to last year, when we had the valuation allowance in place.

Net income for the first nine months of 2011 was $43.6 million, or $1.88 per share, compared to $33.0 million, or $1.44 per share, for the same period last year.

Cash provided by operating activities during the first nine months of the year was $34.5 million compared to $36.6 million during the same period last year.

Total inventory at the end of the third fiscal quarter was $211.5 million, a $2.6 million, or 1.2%, increase compared to the third fiscal quarter of last year.  Inventories increased by 0.9% on a per-square-foot basis.  Inventory turns for the third quarter of 2011 were flat versus the same period last year.

The company was debt-free at the end of the third quarter in both 2011 and 2010.

Fiscal 2011 earnings guidance

Our third quarter results were consistent with our expectations.  As a result, we are maintaining our previously-issued full year 2011 pre-tax income guidance at a range of approximately $18.5 million to $20.0 million.  Comparable store sales for full-year 2011 are anticipated to increase from 1.5% to 2.5%, with total revenues expected to be in a range of approximately $640 million to $645 million.  We are reiterating our previously-issued 2011 capital spending expectations of approximately $20 million, principally driven by investment in our real estate optimization strategy.

We expect that the company’s effective tax rate will range from a benefit of approximately 31% to a benefit of approximately 37%, due to the impact of releasing the majority of the valuation allowance against our deferred tax assets during the second quarter of 2011. We expect resulting earnings per share will range from $1.05 to $1.16.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Thursday, October 27, 2011, at 10:00 AM Pacific Time to discuss third quarter 2011 financial results. The live call will be webcast and available in real time on the Internet at www.westmarine.com under "Investor Relations." The earnings release will also be posted on the Internet at www.westmarine.com under "Press Releases" on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (800) 341-6235 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 17687165. The call leader is Geoff Eisenberg, West Marine's President and Chief Executive Officer.

An audio replay of the call will be available October 27, 2011 at 1:00 PM Pacific Time through November 3, 2011 at 8:59 PM Pacific Time. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 176871165.

ABOUT WEST MARINE

West Marine, the largest specialty retailer of boating supplies and accessories, has 319 company-operated stores located in 38 states, Puerto Rico, Canada and three franchised stores located in Turkey. Our call center and Internet channels offer customers approximately 75,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine's products and store locations, or to start shopping, visit westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements concerning statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to our expectations and projections with respect to our real estate optimization strategy in general, servicing wholesale customers through our store locations in particular and our projection of full-year 2011 results, as well as facts and assumptions underlying these expectations and projections.  In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the third quarter of 2011 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 1, 2011, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 1, 2011.  Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Contact:  West Marine, Inc.
Tom Moran, Senior Vice President and Chief Financial Officer
(831) 761-4229

West Marine, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands, except share data)

	October 1, 2011	October 2, 2010
ASSETS
Current assets:
Cash	$44,104	$37,503
Trade receivables, net	6,538	6,638
Merchandise inventories	211,521	208,938
Deferred income taxes	8,752	1,299
Other current assets	15,042	17,015
Total current assets	285,957	271,393

Property and equipment, net	58,928	54,665
Long-term deferred taxes	8,815	-
Other assets	3,132	3,372
TOTAL ASSETS	$356,832	$329,430

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26,701	$32,930
Accrued expenses and other	44,081	42,613
Total current liabilities	70,782	75,543

Deferred rent and other	17,677	13,287
Total liabilities	88,459	88,830

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 22,842,299 shares issued and 22,811,409 shares outstanding at October 1, 2011, and 22,600,410 shares issued and 22,569,520 shares outstanding at October 2, 2010.	23	23
Treasury stock	(385)	(385)
Additional paid-in capital	184,754	180,835
Accumulated other comprehensive loss	(614)	(638)
Retained earnings	84,595	60,765
Total stockholders' equity	268,373	240,600
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$356,832	$329,430

West Marine, Inc.
Condensed Consolidated Statements of Income
(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	October 1, 2011		October 2, 2010
Net revenues	$180,269	100.0%	$172,544	100.0%
Cost of goods sold	125,578	69.7%	122,970	71.3%
Gross profit	54,691	30.3%	49,574	28.7%
Selling, general and administrative expense	41,789	23.1%	41,817	24.2%
Store closures and other restructuring recoveries	(10)	0.0%	(30)	0.0%
Impairment of long lived assets	22	0.0%	-	0.0%
Income from operations	12,890	7.2%	7,787	4.5%
Interest expense	226	0.2%	153	0.1%
Income before income taxes	12,664	7.0%	7,634	4.4%
Provision for income taxes	1,448	0.8%	208	0.1%
Net income	$11,216	6.2%	$7,426	4.3%

Net income per common and common equivalent share:
Basic	$0.49		$0.33
Diluted	$0.48		$0.32

Weighted average common and common equivalent shares outstanding:
Basic	22,788		22,539
Diluted	23,268		23,064

	39 Weeks Ended
	October 1, 2011		October 2, 2010
Net revenues	$530,049	100.0%	$515,493	100.0%
Cost of goods sold	365,831	69.0%	358,395	69.5%
Gross profit	164,218	31.0%	157,098	30.5%
Selling, general and administrative expense	123,252	23.3%	122,553	23.8%
Store closures and other restructuring recoveries	(107)	0.0%	(215)	0.0%
Impairment of long lived assets	50	0.0%	180	0.0%
Income from operations	41,023	7.7%	34,580	6.7%
Interest expense	666	0.1%	414	0.1%
Income before income taxes	40,357	7.6%	34,166	6.6%
Provision (benefit) for income taxes	(3,257)	(0.6)%	1,154	0.2%
Net income	$43,614	8.2%	$33,012	6.4%

Net income per common and common equivalent share:
Basic	$1.92		$1.47
Diluted	$1.88		$1.44

Weighted average common and common equivalent shares outstanding:
Basic	22,713		22,455
Diluted	23,256		22,981

West Marine, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and in thousands)

	39 Weeks Ended
	October 1, 2011	October 2, 2010

OPERATING ACTIVITIES:
Net income	$43,614	$33,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,886	11,477
Impairment of long-lived assets	50	180
Share-based compensation	1,749	1,886
Tax benefit for equity issuance	96	257
Excess tax benefit from share-based compensation	(180)	(257)
Deferred income taxes	(12,557)	-
Provision for doubtful accounts	83	122
Lower of cost or market inventory adjustments	1,912	2,585
Loss (gain) on asset disposals	(29)	158
Changes in assets and liabilities:
Trade receivables	(1,016)	(1,194)
Merchandise inventories	(11,845)	(14,891)
Other current assets	1,697	2,790
Other assets	263	(306)
Accounts payable	(1,542)	227
Accrued expenses and other	429	(756)
Deferred items and other non-current liabilities	877	1,354
Net cash provided by operating activities	34,487	36,644

INVESTING ACTIVITIES:
Purchases of property and equipment	(13,665)	(9,987)
Proceeds from sale of property and equipment	45	68
Net cash used in investing activities	(13,620)	(9,919)

FINANCING ACTIVITIES:
Borrowings on line of credit	28,174	45,780
Repayments on line of credit	(28,174)	(45,780)
Payment of loan costs	-	(980)
Proceeds from exercise of stock options	692	926
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	326	308
Excess tax benefit from share-based compensation	180	257
Net cash provided by financing activities	1,198	511

Effect of exchange rate changes on cash	20	(12)

NET INCREASE IN CASH	22,085	27,224

CASH AT BEGINNING OF PERIOD	22,019	10,279
CASH AT END OF PERIOD	$44,104	$37,503
Other cash flow information:
Cash paid for interest	$514	$315
Cash paid (refunded) for income taxes	1,824	(2,397)
Non-cash investing activities:
Property and equipment additions in accounts payable	305	407